Exhibit 10.18

EMPLOYMENT AGREEMENT

This Agreement is made and effective as of 25 July 2017 (the “Effective Date”)

Between:

DEEPGREEN RESOURCES INC., a company incorporated pursuant to the laws of British Columbia, Canada with a registered office at Suite 1620, 200 Burrard Street, Vancouver, British Columbia, V6C 3L6, CANADA (the “Company”),

- and -

ANTHONY O’SULLIVAN, an individual residing at Unit 708, 2 Bovell Lane, Claremont, Western Australia, 6010, (the “Employee”)

WHEREAS the Company desires to hire the Employee;

AND WHEREAS the Employee agrees to accept employment with the Company on the terms and conditions set out in this agreement;

NOW THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.	TERM

1.1	This agreement will start on the Effective Date and continue for an indefinite term unless terminated by either party in accordance with the terms of this agreement.

2.	POSITION AND DUTIES

2.1	The Employee will be employed as Chief Development Officer, and report to the Chief Executive Officer. The Employee will perform such duties and assume such responsibilities inherent in and consistent with this position, including any reasonable additional duties and responsibilities as the Company may require and assign to him from time to time.

2.2	The Employee agrees to act as a director or officer of the Company or any of its affiliates (as defined in the British Columbia Business Corporations Act) if so requested by the Company and agrees that his Base Salary (as defined below) is adequate consideration for him so acting.

2.3	The Employee will be based out of Perth, Western Australia, or such other location as mutually agreed between the parties from time to time. Notwithstanding the Employee’s location, the Employee acknowledges that the nature of his employment requires international travel to places other than his regular place of employment. All travel and related expenses must be incurred in accordance with the Company’s travel expense policy. Subject to DeepGreen’s work commitments, some flexible work arrangements can be made, and the Employee will be able to work from home from time to time provided the Employee has prior approval from the Company’s Chief Executive Officer.

3.	CONFLICT OF INTEREST/DUTY OF LOYALTY

3.1	The Employee agrees to act, at all times, in the best interests of the Company. The Employee will not, without the advanced written approval of the Company, directly or indirectly engage in or have an interest in any other enterprise, occupation or profession, or become a principal, agent, director, officer, or employee of another entity which interferes or conflicts with the Employee’s duties and responsibilities to the Company or the interests of the Company.

4.	BASE COMPENSATION

4.1	Commencing June 19, 2017 the Company will pay to the Employee an annual salary of AUD$400,000, less applicable deductions (including Australian PAYG withholding tax or such other withholding tax applicable in the jurisdiction where the Employee resides) and paid in accordance with the Company’s usual payroll practices (the “Base Salary”). The Base Salary covers all time worked.

4.2	The Company will review the Employee’s Base Salary on an annual basis. The Company is not obligated to increase the Employee’s Base Salary at any review.

5.	SHORT-TERM INCENTIVE PLAN

5.1	The Employee will be eligible to participate in the Company’s short-term incentive plan (the “STIP”) and to be considered for an annual performance incentive bonus under the STIP. STIP targets and performance goals will be set annually (in advance), by the Company’s Chief Executive Officer. Where payable, STIP payments shall be made as soon as practicable following the first quarter of the first financial year following that in which it is earned (and for greater certainty, not when the performance goal is achieved).

5.2	Payments under the STIP shall be satisfied by a combination of the grant of stock options (valued using the Black-Scholes pricing model) and cash. All options granted in satisfaction of STIP payments shall be governed by the Company’s stock option plan and any applicable stock option agreement entered into. The ratio of options to cash will not be less than 50% however, by agreement between the CEO and the Employee, the ratio may be adjusted in favour of more options. STIP payments shall be pro-rated for partial years and shall be based on the Employee’s then current Base Salary.

5.3	The exercise price for stock options granted pursuant to any STIP payment shall be determined by the Company’s Board of Directors with reference to (i) the published market on which the greatest volume of trading in the Company’s common shares occurred and the rules of any applicable stock exchange regarding the pricing of stock options; or (ii) if no such published market exists, any and all factors that the Board of Directors considers appropriate in the circumstances at their sole discretion.

5.4	Notwithstanding anything contained in this Section 5, in the event the Company carries out a going public transaction (including without limitation an initial public offering, reverse takeover and/or a transaction with DV Resources Ltd.) (“Going Public Transaction”), the Short Term Incentive Plan will be amended by the Company as necessary to facilitate such going public transaction. This may include an amendment to the terms of any stock options granted under the Short Term Incentive Plan so as to comply with the terms of the listed entities’ stock option plan.

6.	LONG-TERM INCENTIVE PLAN

6.1	The Employee will be eligible to participate in the Company’s stock option plan and options may be granted to the Employee thereunder, as and when determined by the Board of Directors of the Company, in its sole discretion.

6.2	As soon as practical after the execution of this Agreement, the Employee and the Company shall negotiate in good faith a stock option agreement, pursuant to which the Employee shall be granted stock options (the number of stock options and exercise price will be agreed between the Employee and the Company’s Chief Executive Officer). The stock options will be subject to the conditions set forth in the Company’s stock option plan, or in the case the Company carries out a Going Public Transaction, subject to the conditions set forth in the listed entities stock option plan.

6.3	All options granted to the Employee under this section 6 shall be governed by the terms of the Company’s stock option plan and the applicable stock option agreement entered into between the Company and the Employee, or in the case the Company carries out a Going Public Transaction, then subject to the conditions set forth in the listed entity’s stock option plan.

6.4	Subject to Section 6.5, options granted under the Long-Term Incentive Plan shall (i) vest: (a) as to 25% on the first year anniversary of the date of grant (Year 1); (b) as to 25% on the second anniversary of the date of grant (Year 2); (c) as to 25% on the third year anniversary of the date of grant (Year 3); and (d) as to 25% on the fourth year anniversary of the date of grant (Year 4); (ii) have a term of seven years; and (iii) shall terminate in accordance with the Company’s stock option agreement.

6.5	Notwithstanding anything contained in this Section 6, in the event the Company carries out a Going Public Transaction, the Long Term Incentive Plan will be amended by the Company as necessary to facilitate such going public transaction. This may include an amendment to the terms of such Long-Term Incentive Plan so as to comply with the terms of the listed entity’s stock option plan.

7.	BENEFITS AND INSURANCE

7.1	The Employee will be eligible to participate in such group health, dental, and disability benefit plans as the Company may provide to its other executive level employees, subject to the terms of those plans. Such benefits may be varied or removed at any time.

8.	EXPENSES

8.1	The Company will reimburse the Employee’s reasonable expenses incurred in the course of employment after the Employee provides an itemized expense report and appropriate receipts, and provided each such expense is incurred in accordance with any applicable Company policies.

9.	VACATION

9.1	The Employee is entitled to take four (4) weeks of paid vacation per calendar year, pro rated for part years. Vacation may only be taken at a time approved by the Company having regard to business needs of the Company and must be approved in advance.

10.	POLICIES

10.1	The Employee will comply with all Company policies in place from time to time which are brought to the Employee’s attention or of which the Employee should reasonably be aware.

11.	CONFIDENTIALITY

11.1	In the course of employment, the Employee will have access to, be entrusted with, and acquire detailed and confidential knowledge of the Company’s confidential and proprietary business information and operations (“Confidential Information”). Confidential Information includes but is not limited to:

(a)	work product resulting from or relating to work or projects performed or to be performed by the Employee or any employee or consultant of the Company, including interim and final lines of inquiry, hypotheses, research, conclusions, surveys, methods, processes, procedures, analyses, techniques, and audits used in connection with any projects, explorations, or research conducted by the Company;

(b)	information concerning mineral properties, mineral exploration data, mineral exploration information, mining and exploration proposals;

(c)	intellectual property, including any art, process, machine, manufacture or composition of matter or any improvement therein, patents, trademarks, trade secrets, processes, methods, industrial designs, works subject to copyright including architectural works, developments, and trade names; and any applications for registration of any of the foregoing, and any litigation or negotiations;

(d)	corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, debt arrangements, equity structure, investors and prospective investors (including all discussions, correspondence, plans and relationship history therewith) and holdings, recruitment, distribution plans, expansion plans, and business opportunities;

(e)	financial information, including margins, cost and pricing information, sales, investment, and product plans, and expenses;

(f)	personnel information, including personnel lists, resumes, personnel data, employee compensation, organizational structure and performance evaluations;

(g)	marketing information, including materials, strategies, techniques, market research data, performance data, and prospects;

(h)	operational and scientific information, including software;

(i)	technical information, including technical drawings, designs, prototypes, and know-how; and

(j)	all other material or information which has or will come into the possession or knowledge of the Employee in connection with his employment.

11.2	“Confidential Information” does not include information already in the public domain other than through a breach of this agreement or a breach of any other obligations of confidentiality under contract or the common law.

11.3	The Employee acknowledges and agrees that his use or disclosure of any Confidential Information to anyone, but particularly to the public or competitors of the Company would be highly detrimental to the Company’s interests. The Employee hereby acknowledges and agrees that all Confidential Information is the sole and exclusive property of the Company, whether arising before or after the start of this agreement, and that the right of the Company to maintain such Confidential Information as confidential constitutes a proprietary right which the Company is entitled to protect.

11.4	The Employee covenants and agrees to:

(a)	take precautions to keep all Confidential Information, and any information which in good faith and good conscience ought to be treated as confidential, in the strictest confidence;

(b)	use commercially reasonable efforts to prevent any other individual or entity from making unauthorized use of the Confidential Information;

(c)	not copy, forward by email, download, retain, communicate, use, publish, upload to the internet, or disclose any Confidential Information to any individual or entity, directly or indirectly, or in any manner whatsoever, during or after this agreement, except as reasonably necessary to carry out employment duties, or as otherwise authorized in writing by the Company;

(d)	not, directly or indirectly, use any Confidential Information for his own benefit or the benefit of any other individual or entity at any time before, during, or after this agreement; and

(e)	forthwith return to the Company all Confidential Information, and all copies thereof, in the Employee’s possession or control upon request at any time, and upon the termination of this agreement.

12.	RESTRICTIVE COVENANTS

12.1	The Employee acknowledges that the Company is engaged in a highly competitive industry and, in order to protect its legitimate business interests, the following restrictions on competition in the markets in which the Company is engaged are necessary and reasonable.

12.2	The Employee acknowledges that the Employee owes to the Company a fiduciary duty.

12.3	The Employee covenants and agrees that during employment and for a twelve (12) month period following termination of employment for any reason, the Employee will not, individually or in partnership or in conjunction with any person(s) or entity, encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other entity.

12.4	The Employee covenants and agrees that during employment and for a twelve (12) month period following termination of employment for any reason, the Employee will not, individually or in partnership or in conjunction with any person(s) or entity, solicit, divert or take away, or attempt to divert or take away the business or patronage of any investor, customer or supplier, or prospective investor, customer or supplier, of the Company which, in the twelve (12) month period prior to the termination of this agreement, were contacted, solicited or served by the Employee or with respect to which the Employee acquired Confidential Information.

12.5	The Employee covenants and agrees that during employment and for a twelve (12) month period following termination of employment for any reason, the Employee will not, whether directly or indirectly, individually or in partnership or in conjunction with any person(s) or entity, engage in any endeavour, employment, activity, consulting, or business, in whole or in part, involving the exploration, assessment, harvesting, transporting, processing, exploitation or distribution of seafloor polymetallic nodules and/or products derived therefrom.

12.6	The Employee covenants and agrees not to usurp for his own benefit or to disclose to any other person(s) or entity, directly or indirectly, any corporate opportunities that the Employee became or becomes aware of by virtue of his employment, whether or not the Company decides to pursue such opportunities.

12.7	The Employee acknowledges and agrees that:

(a)	his employment with the Company will allow him unique and substantial access to Confidential Information;

(b)	in the event the Employee breaches sections 11 or 12 of this agreement, the Company will be exposed to significant and potentially irreparable damage to its business;

(c)	the undertakings in section 12 are reasonable in scope and duration and necessary for the protection of the confidential information, goodwill and legitimate business interests of the Company and its affiliates;

(d)	the undertakings in section 12 will not prevent the Employee from earning a living;

(e)	the remedy of damages at law for breach of section 11 or 12 would be inadequate and that temporary and permanent relief by way of injunction against the Employee may be granted in any proceedings which the Company may bring to enforce any of the provisions of sections 11 or 12 without necessity of proof of actual damage suffered by the Company or its affiliates; and

(f)	the Employee will, if required by the Company, provide evidence to the reasonable satisfaction of the Company that the Employee is not in breach of sections 11 or 12.

13.	INVENTION ASSIGNMENT

13.1	“Invention” means any item, machine, product, idea, project, process, art, or service created by the Employee and includes, without limitation, intellectual property, works subject to economic copyright, trade-marks, trade names, patents, patent applications, discoveries, ideas, plans, methodologies, designs, research data, trade secrets, materials, equipment, tools, marketing and sales materials, and other materials in any way relating to any Confidential Information of the Company.

13.2	The Employee acknowledges and agrees that any Invention the Employee conceives or makes during employment in connection with the company’s business of polymetallic nodule harvesting, production, processing and marketing, whether or not during regular working hours and whether or not using resources and/or tools belonging to the Company, shall be for the benefit of the Company and shall immediately become the exclusive property of the Company.

13.3	The Employee agrees to assign and transfer, exclusively to the Company, any and all of the Employee’s right, title, and interest in and to any Invention subject to clause 13.2 together with the goodwill related to all trade-marks, together with all inventions, patents, applications, reissues, continuations, continuations in part, or divisional applications for any patent, and any other intellectual property in any Invention, in Canada and throughout the world, that the Employee has solely or jointly authored, created, conceived, developed, or reduced to practice. The Employee agrees not to apply for protection of any intellectual property rights for any Invention and agrees not to oppose, contest, or seek to invalidate any registration of such rights by the Company.

13.4	Upon the request of the Company at any time, the Employee agrees to sign all necessary documents and do all acts necessary to assign and transfer all Inventions and all rights thereto, under the laws of copyright, patent, trade-mark, industrial design, or otherwise, to the Company, so that the Company can make application through its attorneys for letters patent, copyright, industrial design, or trade-mark registration in Canada, and any and all countries foreign thereto.

13.5	The Employee waives all moral rights, or similar rights, which the Employee may have in any Invention, and to any intellectual property owned by the Company, in Canada and throughout the world.

13.6	The Employee represents and warrants to the Company that any Inventions will be original and will not knowingly violate or infringe upon the rights of any third party under the laws of copyright, trade-mark, privacy, publicity, defamation or otherwise. The Employee agrees to indemnify and hold the Company harmless from and against all loss, cost and damage (including legal fees) incurred or suffered by reason of any violation or infringement upon such rights of any third party.

13.7	The Employee covenants and agrees that during employment, the Employee will not knowingly use or incorporate into any Invention any confidential information or trade secrets of any former company, any person or entity to whom the Employee provided services, or any other person or entity, unless the Employee has obtained all consents, licenses, or other rights necessary to allow the Employee to provide the Company with the assignments and licenses set forth herein.

14.	TERMINATION

14.1	The Company may terminate this agreement at any time without notice, or pay in lieu of notice, for just cause.

14.2	The Company may terminate this agreement at any time without cause by providing the Employee with sixty (60) days written notice and:

(a)	all accrued Base Salary, any declared but unpaid STIP and vacation to the date of termination; and

(b)	in the case the Company terminates this agreement within 12 months of the Effective Date, reimbursement of reasonable return expenses incurred by the Employee as a result of any relocation of the Employee that has occurred at the request of the Company.

14.3	If at any time after 1 January 2018 there is a Change of Control, and within six (6) months of such Change of Control:

(a)	the Company terminates the Employee’s employment without cause; or

(b)	a Triggering Event occurs and the Employee delivers notice of his resignation within thirty (30) days of the Triggering Event,

the Employee shall be entitled to receive the applicable amount set out in Section 14.2.

14.4	If the Employee does not deliver the notice of resignation as a result of a Triggering Event within thirty (30) days of such Triggering Event, the Employee shall be deemed to have accepted the Triggering Event.

14.5	The Employee acknowledges and agrees that the payments provided to him by the Company in Section 14.2 are inclusive of his entitlements under applicable employment standards legislation and the common law, and he shall have no further claim in respect of notice of termination, severance, or separation pay of any kind.

14.6	The Employee shall execute a release in a commercially reasonable form, drafted by and acceptable to the Company, in order to receive any amounts in Section 14.2 that exceed his entitlements under applicable employment standards legislation.

14.7	The Employee may resign his employment by providing at least sixty (60) days’ written notice. The Company may waive all or part of the notice period in which case no further payment will be due past the last day of employment as specified by the Company or as required by law.

14.8	In the event any of the termination provisions above conflict with applicable employment standards legislation, the requirements of the applicable employment standards legislation will prevail.

14.9	These termination provisions will continue to apply throughout the Employee’s employment notwithstanding any changes to the Employee’s compensation, title, duties, reporting line, or responsibilities.

14.10	Upon termination, the Employee will immediately return all Company property and any Confidential Information in his possession or control.

15.	APPLICABLE DEFINITIONS

15.1	“Triggering Event” means any one of the following events which occurs without the Employee’s written agreement:

(a)	a material adverse change to any of the Employee’s duties, powers or title, as they existed immediately prior to a Change of Control;

(b)	a material adverse change in the office or body to whom the Employee reports immediately prior to a Change of Control, except if such office or body is of equivalent rank or stature, provided that this shall not include a change resulting from a promotion in the normal course of business;

(c)	the Company requiring the Employee to report to work more than 50 kilometres from the Employee’s primary place of work or working location(s), as existed immediately prior to a Change of Control; or

(d)	a material adverse change in the Employee’s remuneration, including salary and benefits.

15.2	“Change of Control” means:

(a)	a sale, lease or other disposition of all or substantially all of the property or assets of the Company other than to an affiliate which assumes all, or substantially all, of the obligations of the Company;

(b)	a change in the composition of the Company’s Board of Directors which occurs at a single meeting of the shareholders of the Company or upon the execution of a shareholder’s resolution, such that all the individuals who are members of the Board of Directors immediately prior to such meeting or resolution cease to constitute the Board of Directors immediately following such meeting, without the Board of Directors having approved of such change; or

(c)	a change in the composition of the Company’s Board of Directors which occurs within a six (6) month period, such that at least sixty-six percent (66%) of the individuals who were members of the Board of Directors immediately prior to the start of such six (6) month period cease to be members of the Board of Directors, on the day immediately following the end of such six (6) month period,

Which, with respect to item (c) above, occurs in connection with any sale, reorganization, amalgamation, merger or other transaction as a result of which an entity or group of entities acting jointly or in concert (whether by means of a shareholder agreement or otherwise) or entities associated or affiliated with any such entity or group within the meaning of the British Columbia Business Corporations Act becomes the owner, legal or beneficial, direct or indirect, or obtains control or direction, directly or indirectly, of or over securities of the Company which have attached to them fifty (50%) percent or more of the voting rights attached to all outstanding securities of the Company.

However, and notwithstanding anything contained in this Agreement, the term “Change of Control” will not be triggered from any change relating to a transaction with DV Resources Ltd.

16.	ASSIGNMENT

16.1	The rights and obligations of the parties under this agreement will enure to the benefit and be binding upon the parties hereto, their respective heirs, executors, administrators, and successors. Only the Company may assign this agreement to affiliates and to any entity which succeeds to all or substantially all of the Company’s business, assets, or property. In the case of a Going Public Transaction, the Company (including any entity that succeeds the Company) may at its election assign this agreement to the listed entity, including without limitation, to DV Resources Ltd.

17.	AMENDMENT AND WAIVER

17.1	No amendment to any term of this agreement is valid unless set forth in writing and duly executed by the parties. The waiver by the Company or the Employee of a breach of any provision of this agreement will not operate or be construed as a waiver of any subsequent breach by the Company or the Employee.

18.	SEVERABILITY

18.1	The invalidity or unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision. Any invalid provision will be severable from this agreement.

19.	RECOURSE ON BREACH

19.1	The Company and Employee acknowledges that damages would be an insufficient remedy for a breach of this agreement and understands that the Company or Employee may apply to a court for injunctive relief to restrain any breach, or threatened breach, of this agreement.

20.	GOVERNING LAW

20.1	This agreement is governed by laws of the State of Western Australia and the federal laws of Australia, as applicable. The parties submit to the jurisdiction of the courts of Western Australia.

21.	SURVIVAL

21.1	The termination of all or any part of this agreement will not affect or prejudice any rights or obligations which have accrued or arisen under this agreement or such part thereof prior to the time of termination and those rights and obligations will survive the termination of this agreement or part thereof.

22.	CONFIDENTIALITY OF AGREEMENT

22.1	The terms of this agreement are confidential and neither party may disclose its terms without the written consent of the other party with the exception of disclosure to legal or financial advisors, and disclosure required by the law.

23.	ENTIRE AGREEMENT

23.1	This agreement constitutes the entire agreement between the parties with respect to the Employee’s employment.

24.	INDEPENDENT LEGAL ADVICE

24.1	The Employee acknowledges that it has had independent legal advice or the opportunity to receive same in connection with the execution of this agreement, has read this agreement in its entirety, understands its contents, and is signing this agreement voluntarily and without duress or undue influence from any party.

25.	COUNTERPARTS

25.1	This agreement may be executed in counterparts, each of which will be deemed to be an original and all of which taken together constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement to be effective as of the Effective Date.

DEEPGREEN RESOURCES INC.

/s/ Gerard Barron

ANTHONY O’SULLIVAN

/s/ Anthony O’Sullivan